EXHIBIT 23.1

        CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement (Form S-1 No. 333-23553) and related Prospectus of Cirrus Logic, Inc.
for the registration of $280,725,000 principal amount of its 6%
Convertible Subordinated Notes due December 15, 2003 and 11,591,219 shares of its common stock and to the incorporation by reference therein of our report dated April 22, 1998 (except for Note 18, as to which the date is June 4, 1998), with respect to the consolidated financial statements and schedule of Cirrus Logic, Inc. included in its Annual Report (Form 10-K) for the year ended March 28, 1998, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

San Jose, California
August 17, 1998